CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated August 6, 2004, relating to the financial statements and financial highlights which appears in the June 30, 2004 Annual Report to Shareholders of The Henlopen Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Legal Counsel and Independent Registered Public Accounting Firm” and “Audit and Non-Audit Fees” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
June 27, 2005